July 1, 1996

Mr. Donald Lies
9425 Toledo Avenue South
Bloomington, MN 55437

Dear Don:

         This letter will serve to confirm our agreement and understanding regarding the terms of your employment by RSI Systems, Inc. ("RSI").

         You will be employed by RSI as RSI's President and Chief Executive Officer. We are offering you employment on the following terms and conditions.

1. TITLE. RSI hereby employs you, and you hereby accept employment, as the President and Chief Executive Officer of RSI. As RSI's Chief Executive Officer, you will report to the Chairman of the Company's Board of Directors.

2. DUTIES. You must devote your full time and best efforts to the performance of those duties and responsibilities associated with the positions of President and Chief Executive Officer in a company of RSI's size, as that size may evolve during the term of this agreement, and as determined by RSI's Board of Directors.

3. TERM OF EMPLOYMENT. The term of this Agreement is for a period of two years commencing as of July 1, 1996 and ending on June 30, 1998, unless sooner terminated in accordance with the terms of this Agreement. If your employment continues beyond this original term, it will continue "at will" and may be terminated by either you or RSI at any time without reason or cause. If RSI elects to so terminate this Agreement, neither you nor RSI will thereafter have any further obligations under this Agreement.

4. COMPENSATION AND OTHER BENEFITS. RSI must pay and provide the following compensation and other benefits to you:

         4.1. Base Salary. RSI will pay you a base salary of $12,500 per month, payable in accordance with RSI's normal payroll practices. At the beginning of each fiscal year during your employment, your base salary will be reviewed and you will receive such increases as may be deemed appropriate by the Board of Directors, based upon your performance.

         4.2. Fringe Benefits. You are entitled to participate in all fringe benefit programs maintained by RSI which are available to its executive officers upon the same terms as all other executive officers except that you will

                  (A)      receive a $650 per month car allowance; and

                  (B)      be entitled, at your option,

                           (1)      to participate in either RSI's health plan;
                                    or

                           (2) request that RSI pay the premiums for the health plan your were participating in immediately prior to July 1, 1996.

         4.3. Incentive Plan; Stock Option Plan. You are entitled to participate in RSI's management incentive plan and, as a key employee, you are eligible to receive stock option grants under RSI's Stock Plan. Whether and to what extent you are granted any incentive compensation or stock options during the terms of this Agreement is, and will continue to be, subject to the discretion of RSI's Board of Directors.

5. DEATH; DISABILITY. This Agreement will terminate in the event of your death or disability. You will be deemed disabled if, for a period of 90 consecutive days in any six month period or 120 days in any twelve month period, you are unable, by reason of physical or mental illness or injury, to fully perform your duties under this Agreement. The existence of such a continuous period of disability may only be determined by RSI's Board of Directors in its reasonable discretion.

6.       TERMINATION FOR CAUSE; RESIGNATION.

         6.1. Salary and Benefits. If, prior to the expiration of the term of this Agreement, your employment is terminated for "Cause", or if you resign your employment, you will be paid your base salary through the date of termination. Upon any such termination for Cause or resignation, you will not be entitled to receive any base salary or benefits for any period after the termination date except for the right to receive benefits which have become vested under any plan.

         6.2. "Cause". For purposes of this Agreement, "Cause" means any of the following:

                  (A) The failure or neglect by you to materially perform your duties and responsibilities assigned to you from time to time by the Board of Directors or to comply with any material policy or directive of RSI which is in effect from time to time; provided you have received written notice of the same and fail to cure any such deficiency within a period of 30 days after receipt of that notice;

                  (B) Any gross or willful conduct which is materially harmful to RSI, including but not limited to, conduct which is inconsistent with federal or state laws respecting harassment of, or discrimination against, any of RSI's employees, provided you have received written notice of the same and fail to immediately cease such conduct upon receipt of that notice;

                  (C) A material breach of your fiduciary responsibilities to RSI, including without limitation embezzlement or misappropriation of RSI funds or property;

                  (D) Your conviction of, or guilty plea or nolo contendere plea to, a felony or any crime involving fraud or misrepresentation; or

                  (E) Any act or omission on your part which constitutes a failure to comply with a material provision of this Agreement, provided you have received written notice of the same and fail to cure any such deficiency within a period of 30 days after receipt of that notice.

7.       TERMINATION WITHOUT CAUSE; RESIGNATION DUE TO BREACH OF AGREEMENT.

         7.1. Events. RSI may terminate this Agreement, at any time without Cause, upon 30 days written notice to you, and you may terminate this Agreement if RSI breaches any material term of this Agreement and does not cure the same within 30 days after receipt of written notice from you. If RSI should substantially reduce your salary (other than as part of any overall plan which is applicable to you to the same extent as to other senior executives of RSI), or require you to relocate outside the Minneapolis metropolitan area, any such action will be considered a material breach of this Agreement for purposes of the preceding sentence.

         7.2. Salary and Benefits. If, prior to the expiration of the term of this Agreement, either RSI or you terminate your employment under the provisions of Section 7.1, you will be entitled to receive, and RSI must continue to pay you, in accordance with its normal payroll practices, your base salary for the lesser of (i) a period of 12 months or (ii) the remaining term of this Agreement and, during such lesser period, must continue to pay that portion of the monthly premium previously paid by RSI for health, life, and any other insurance previously provided for your benefit by RSI.

8.       CONFIDENTIAL INFORMATION.

         8.1. Non-Disclosure. You agree not to directly or indirectly use or disclose "Confidential Information" for the benefit of anyone other than RSI, either during or after your employment by RSI. In this regard, you must not directly or indirectly render services to any person or business organization in connection with the design, development, manufacturing, marketing or sale of any product where your service would involve the use or disclosure of Confidential Information. You must not disregard your obligations of confidence by using any trade secret or other Confidential Information to guide you in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that you did not violate any undertakings set forth in this Agreement.

         8.2. "Confidential" Information. "Confidential Information" means information not generally known, including trade secrets, about RSI's methods, processes, and products, including but not limited to, information relating to such matters as computer software and hardware technology, research and development, manufacturing methods, processes, techniques, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to you or to which you have access during your employment which you have a reasonable basis to believe is Confidential Information or which is treated by RSI as Confidential Information, will be presumed to be Confidential Information.

9.       INVENTIONS AND COPYRIGHTS.

         9.1. Ownership. You agree that all Inventions made during your employment by RSI are the exclusive property of RSI unless released to you in writing by the President of RSI. "Invention" means any invention, discovery, improvement, concept or idea, whether patentable or not (including those which may be subject to copyright protection), including but not limited to computer software and hardware technology, machines, devices, processes, methods, techniques and formulae, generated, conceived or reduced to practice by you alone or in conjunction with others, during or after working hours, while employed by RSI.

         9.2.     Assistance. You further agree that you will:

                  (A) Promptly and fully disclose and describe all Inventions in writing to an officer of, or anyone else designated by, RSI; such disclosure must include, if requested, a detailed report of the procedures employed and the results achieved by you; and

                  (B) Give RSI all assistance it requires to perfect, protect and use its worldwide rights to Inventions, including, but not limited to, signing all documents, doing all things and supplying all information that RSI may deem necessary or desirable to: (i) transfer or record the transfer of your entire right, title and interest in Inventions to RSI, and (ii) enable RSI to obtain and maintain patent, copyright or trademark protection for Inventions anywhere in the world.

         9.3. Post Employment. The obligations of this paragraph will continue beyond the termination of your employment with respect to Inventions conceived or made by you during the period of your employment.

         9.4. Exclusions. Section 9.1 does not apply to any invention for which no equipment, supplies, facility or trade secret information of RSI was used and which was developed entirely on your own time, and (1) which does not relate (a) directly to the business of RSI, or (b) to RSI's actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by you for RSI.

10.      RESTRICTIONS ON EMPLOYMENT.

         10.1. Non-Competition. You agree that during your employment by RSI and for a period two years immediately following the termination of such employment, you will not directly or indirectly render services (including consulting or research) to any person or business organization that is engaged in the design, development, assembly, manufacture, marketing or sale of a Competitive Product. However, you may work for a competitor of RSI whose business is diversified (and which has separate and distinct divisions) provided (i) that such employment does not include any responsibilities for, or in connection with, a Competitive Product for the two-year period of this restriction, (ii) that such employment will not at any time involve the use or disclosure of Confidential Information, and (iii) that RSI receives written assurances satisfactory to it from such competitor and you that your employment will not violate the two conditions described in this sentence and that such competitor has received a copy of this Agreement.

         10.2. Non-Solicitation. In addition to observing the restrictions contained in Section 10.1, if you are or have been employed by RSI in a primarily sales or marketing capacity, you must not, for a period of two years after the termination of your employment, render services, directly or indirectly, to any person or business organization in connection with the sale, marketing, or promotion of any Competitive Product to any person or business organization which was a customer on whom you called or whose account you supervised on behalf of RSI, at any time during the last 12 months of your employment by RSI.

         10.3. Loyalty. You further agrees that during your employment with RSI you will not plan, organize or engage in any business involving the design, development, manufacture, marketing or sale of any Competitive Product or conspire with others to do so.

         10.4. Other Employees. You also agree that during your employment and for two years thereafter, you will not solicit or employ any RSI employee, either directly or indirectly, for employment by any person or business organization to engage in any activity prohibited by any agreement between such employee and RSI.

         10.5. Competitive Product. "Competitive Product" means any product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed or sold by anyone other than RSI and which is of the same general type, performs similar functions, competes with or is used for the same purposes as a RSI Product.

         10.6. Insolvency. In the event that RSI ceases to conduct its business for a period of more than 180 days, makes an assignment for the benefit of its creditors, or in the event of the bankruptcy (either voluntary or involuntary) of RSI, then you may, upon ten days prior written notice to RSI, terminate your employment with RSI and the provisions of this
                  Section 10 will be of no force or effect with respect to you.

         10.7. Special Circumstance. If RSI does not pay you the base salary described in Section 7.2 when you are entitled to receive such payments, you will not be bound by the provisions of Sections
                  10.1 and 10.2 of this Agreement. If you violate the provisions of Section 8, 9, or 10 of this Agreement, RSI will not thereafter be required to make any further payments to you under Section 7.2 and you must repay to RSI all such payments previously received by you.

11. REMEDIES. RSI and you acknowledge that RSI will suffer irreparable harm if you breach any of the provisions of Sections 9 or 10, of this Agreement, either during or after its term. Accordingly, RSI will be entitled to enforce the covenants contained in those sections by an injunction enjoining or restraining you, and any other person concerned, from any such violation, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered as alternative remedies.

12. SURVIVAL OBLIGATIONS. The obligations of the parties under Sections 9, 10, 11, 12, 13, 14 and 15 and under any other section which by its terms is intended to continue in effect after the termination of this Agreement will survive the termination, for any reason, of this Agreement or your employment hereunder and will remain in full force and effect.

13. NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed given if personally delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

         13.1. If to RSI, to the attention of the Chairman of RSI's Board of Directors, at its principal business office.

         13.2. If to Donald Lies, at his residence address as it then appears on the records of RSI.

or at such other address as either party may designate to the opposite party by notice similarly given. Notice will be deemed to have been given upon receipt thereof in the case of delivery by hand and upon the date of receipt indicated on the return receipt in the case of mail.

14. ARBITRATION. All disputes or claims arising out of or in any way related to this Agreement, or the breach thereof, including the making of this Agreement, must be submitted to and determined by final and binding arbitration under the Rules of the American Arbitration Association. Arbitration proceedings may be initiated by either of us upon notice to the other and to the American Arbitration Association, and must be conducted by three arbitrators under the Rules of the American Arbitration Association in Minneapolis, Minnesota, unless we agree to have the arbitration proceedings conducted by a single arbitrator. If we are unable to agree upon the person or persons to serve as arbitrators within 30 days of delivery of the list of proposed arbitrators by the American Arbitration Association, then, at the request of either of us, the three arbitrators must be selected at the discretion of the American Arbitration Association.

15. GENERAL. This Agreement represents the entire agreement between us and supersedes all previous communications, representations, understandings and agreements, either oral or written, between us with respect to your employment by RSI. No modifications of this Agreement or waiver of its terms will be binding upon either of us unless in writing, signed by both of us. This Agreement will enure to the benefit of, be binding upon, and be enforceable against us, our respective heirs, legal representatives, successors and assigns. This Agreement must be governed and construed under the substantive laws of the State of Minnesota, without regard to the laws or rules of any jurisdiction with respect to conflict of laws. The waiver or failure of either of us to enforce the terms of this Agreement in one instance will not constitute a waiver of that party's rights under this Agreement with respect to other violations. If any portion of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions will remain in full force and effect as if such invalid provision had not been included in this Agreement.

         If this letter accurately sets forth our agreement and understanding with respect to the terms of your employment by RSI, will you please so indicate by executing two copies of this letter in the space provided below for that purpose and returning one copy to me for our files.

                                      Sincerely,

                                      RSI SYSTEMS, INC.



                                      By /s/ R.J. Braun
                                      Richard J. Braun, Chairman of the Board



                                      /s/ Donald Lies
                                      Donald Lies